EXHIBIT 10.6

                            ST. JAMES CAPITAL CORP.
                        1980 POST OAK BLVD., SUITE 2030
                             HOUSTON, TEXAS 77056



                               September 14, 1998



Intelect Communications, Inc.
1100 Executive Drive
Richardson, Texas 77081


            AGREEMENT FOR PURCHASE AND SALE DATED FEBRUARY 12, 1998

Gentlemen:

      Reference is hereby made to the Agreement for Purchase and Sale dated as of February12, 1998 (the "Agreement") between you as Seller and St. James Capital Partners, L.P. as Purchaser ("SJCP"), as partially assigned to SJMB, L.P. ("SJMB") and Falcon Seaboard Investment Co., LP ("Falcon", and together with SJCP and SJMB, the "Purchasers"). Capitalized terms used herein but not otherwise defined shall have the meaning given them in the Agreement. You have informed us that Seller has agreed to enter into a loan agreement as borrower with The Coastal Corporation Second Pension Trust as lender ("Coastal"), pursuant to which Seller has agreed to borrow up to $5, 000,000 from Coastal. You have also informed us that such loan shall be secured by the accounts receivable of the Seller and by a second priority interest in the capital stock of certain subsidiaries of the Seller. We write to confirm the agreement of the Purchasers that, notwithstanding the provisions of the Agreement or the Borrower Pledge, the Purchasers consent to the transactions with Coastal set forth above. The foregoing consent is subject to the following conditions:

      1. Seller shall provide, as of the date hereof, evidence to the Purchasers that Coastal has executed and delivered an intercreditor agreement in form and substance satisfactory to the Purchasers;

      2. Seller shall commence providing, as soon as available, and in any event within thirty (30) days after the end of each month, consolidated financial statements of the Seller and its Subsidiaries for such month, together with all notes thereto, prepared in a manner consistent with Seller's internal reporting practices, and certified by the chief financial officer of the Seller. These financial statements shall contain a consolidated

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            balance sheet as of the end of such month and consolidated statements of earnings, and of cash flows.

      3. Seller shall commence providing, as soon as available, and in any event within forty- five (45) days after the end of each of the first three quarters and within sixty (60) days after year-end, consolidated financial statements of the Seller and its Subsidiaries for such quarter, together with all notes thereto, prepared in accordance with GAAP, and certified by the chief financial officer of the Seller. These financial statements shall contain a consolidated balance sheet as of the end of such quarter and consolidated statements of earnings, of cash flows, and of changes in owners' equity for such quarter, each setting forth in comparative form the corresponding figures of the preceding quarter.

      4. Seller acknowledges and confirms that:

            (a) the ceiling of the fixed conversion price for the Seller's Series D Preferred Stock was reset to the volume weighted average trading price for the period between August 17, 1998 and August 21, 1998, which reset price is equal to $2.998 per share, subject to the agreement of the holders of such securities to delay the effective date of such reset to November 10, 1998;

            (b) the reset described in 3(a) above triggered provisions of
            Article III of the Warrants, and the resulting adjustments to the Exercise Price of the Warrants and the number of shares of Common Stock purchasable upon the exercise of the Warrants are accurately set forth on Exhibit A attached hereto, subject to the terms of the Letter Agreement with Citadel Limited Partnership dated August 23, 1998, the intention of Seller and Purchaser being to clarify the operation of the provisions of Article III of the Warrants as a condition to the consent granted hereunder; and

            (c) Seller will keep Purchaser informed as to the terms and progress of any discussions with Citadel Limited Partnership regarding the restructuring of the preferred stock and will promptly disclose to Purchaser the full and complete terms of any such restructuring.

      5. Seller agrees that, if Seller elects to extend the maturity date of the Notes, the exercise price per share for the Warrants referenced in Section 1.3(c) of the Agreement shall be the LESSER of (1) $1.50 over the volume weighted average closing price of the Common Stock for the ten (10) day period prior to the date of the Seller's election to extend the maturity date of the Note and (2) $3.50. Seller agrees that it shall not elect to extend the maturity of the Notes unless it has obtained or simultaneously obtains an extension of the maturity of the Coastal debt to a date on or after the maturity date of the Notes. In the event any extension or amendment of the Coastal Debt causes a change in the terms of the Coastal debt which effects a change in the nature of Coastal's collateralization, increases the Coastal debt or changes the priorities of Coastal's security interests, Seller must first obtain the consent of Purchaser to such revised terms.

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      6.    Seller shall pay to the Purchasers any outstanding fees or other amounts due and owing as of the date hereof.

      7. Seller hereby acknowledges and agrees that Section 3.1(d) of each of the Notes shall be amended to read in its entirety as follows:

                  (d) the Company or any Subsidiary defaults in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on (i) any Indebtedness of the Company or such Subsidiary (other than the Indebtedness evidenced by this Note or referenced in clause (ii) of this Section 3.1(d)) having an aggregate principal amount in excess of $200,000 or on any Indebtedness of the Company to any of its stockholders and such default remains uncured for a period of 45 days; or (ii) any Indebtedness of the Company or such subsidiary owed to The Coastal Corporation Pension Trust, including any of its affiliates and permitted assignees; or

            Seller further acknowledges and agrees that this letter agreement shall serve as an endorsement to each of the Notes.

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      This letter shall not constitute a waiver of any other provision of the
Agreement nor be construed as an agreement by the Purchasers to agree to waive any provisions of the Agreement in the future. To the extent this letter agreement constitutes an amendment of the Agreement, the parties by their signature hereon consent and agree to such amendment of the Agreement.

                                    Very truly yours,

                                    ST. JAMES CAPITAL PARTNERS, L.P.
                                    By: St. James Capital Corp.


                                    By: _____________________________
                                    Name:
                                    Title:



                                    SJMB, L.P.
                                    By:  SJMB, L.L.C.


                                    By: _____________________________
                                    Name:
                                    Title:



                                    FALCON SEABOARD INVESTMENT CO., LP


                                    By: _____________________________
                                    Name:
                                    Title:



AGREED AND ACKNOWLEDGED THIS
____ DAY OF SEPTEMBER, 1998.

INTELECT COMMUNICATIONS, INC.


By: _____________________________
Name:
Title: